Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL FIRST QUARTER 2022 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, November 3, 2021 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and display solutions, today announced results for the first quarter of fiscal year 2022.

First Quarter 2022 Results

●	Net sales of $106.4 million, growth of 52% versus prior year
●	Organic net sales increased 19% versus prior year
●	Net income of $3.1 million; Adjusted net income $3.5 million
●	EPS of $0.11 per diluted share; Adjusted EPS of $0.13
●	EBITDA of $7.0 million; Adjusted EBITDA of $7.6 million
●	Significant year-over-year increase in Comparable Quote/Order/Backlog levels

LSI reported strong year-over-year increases in both net sales and profitability for the fiscal first quarter, driven by a combination of organic growth in both its Lighting and Display Solutions segments, coupled with the first full quarter of financial contribution from the JSI Store Fixtures acquisition (“JSI”) completed in May, 2021.

The Company reported first quarter net sales of $106.4 million, an increase of 52% versus the prior year period. Net sales excluding the contributions from the JSI acquisition, increased 19% versus the fiscal first quarter of 2021. LSI reported net income of $3.1 million, an increase of 57% compared to the prior year period. Adjusted net income was $3.5 million, or $0.13 per diluted share, versus $2.1 million or $0.08 in the prior year period. Adjusted EBITDA increased 59% year-over-year to $7.6 million in the first quarter. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI capitalized on strong demand conditions across its core Lighting and Display Solutions markets, while successfully managing the escalating challenges prevalent in the industrial operating environment. In response to lengthening supplier lead-times and intensified transit reliability issues, the Company invested in additional inventory in the first quarter, minimizing material availability risks. During a period of increased demand and rising backlog, LSI effectively leveraged its vertically integrated operations platform to meet customer order commitments throughout the first quarter.

At the end of the first quarter, the Company’s total debt outstanding was $78 million, with a ratio of net debt to trailing twelve months Adjusted EBITDA of 2.5x. LSI had total cash and availability on its $100 million credit facility of $24 million at quarter end.

The Company declared a regular cash dividend of $0.05 per share payable November 23, 2021 to shareholders of record on November 15, 2021.

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

Management Commentary

“During the first quarter, we continued to execute on our long-term strategic priorities, while successfully navigating what continues to be a challenging macro environment,” stated James A. Clark, President and Chief Executive Officer of LSI Industries. “Quarterly net sales exceeded $100 million for the first time in the history of the company, supported by a combination of strong organic growth and JSI-related contributions. Adjusted EBITDA increased nearly 60% versus the first quarter last year, while Adjusted EBITDA margin improved both on a sequential basis and year-over-year basis. The LSI team demonstrated a strong ability to execute effectively in changing, uncertain conditions, being quick to pivot as supply and freight disruptions occurred.

“For most of last year, one of our commercial priorities involved development of an effective product pricing strategy during a period of rising input costs. However, in the first quarter, our focus shifted increasingly toward availability, specifically with respect to raw materials, key componentry, skilled labor, and freight. Normally we touch an order once in the quote to cash process, but for an increasing number of orders this has expanded to multiple touch points. This involves additional collaboration and communication with our suppliers, agency partners, and customers, to ensure delivery expectations are met.

“With order and backlog rates continuing to increase, we’ve taken proactive measures to ensure we meet our customer commitments, including an investment in additional inventory. These measures proved to be critical in generating our strong first quarter organic sales growth. Overall market conditions remain encouraging, as project quote levels in both the Lighting and Display Solutions segments remain well above prior year. Order rates are solid despite a longer quote-to-order conversion period, and our backlog, particularly for key market verticals, is considerably above prior year.

“The Lighting segment generated sales growth of 13% in the fiscal first quarter, with operating earnings improving 19% to $4.4 million. Project business increased 15% with sales improving in several key verticals including parking, automotive, and warehousing. The growth in warehousing is driven by new products launched in the second half of fiscal 2021, as our multiple price point product offering continues to gain market acceptance and quote/order levels continue to increase.

“The Lighting gross margin rate finished above 30%, improving 100 bps sequentially from the fourth quarter of fiscal 2021 and consistent with the full-year fiscal 2021 rate. Material input and supply chain costs continued to increase in the quarter, but we were successful in adjusting selling prices and driving productivity to mitigate these cost increases. Our project backlog exiting the first quarter is considerably above prior year levels, with more than $5 million of new orders within the petroleum vertical awarded in late September. These orders were influenced heavily by product availability, together with the capability to fulfill these orders by the end of the fiscal second quarter.

“Sales for the Display Solutions segment sales increased 124% to $55.1 million, reflecting a full quarter impact of the JSI acquisition. Organic growth, excluding the JSI acquisition, was also strong, increasing 29%. Adjusted operating income was $3.8 million for the first quarter, versus $1.9 million in the prior year quarter.

“JSI had a strong quarter, with total sales of $23.3 million, driven by both refrigeration and non-refrigeration products for both new and existing customers. JSI project quotation activity remains robust, reflecting the ongoing investment in merchandising solutions by national and regional chains in the grocery vertical. Revenue in our digital signage business increased 145%, year-over-year, led by the ongoing program with a large national QSR chain. The outdoor menu board portion of the program is approximately halfway complete and will continue through the first quarter of fiscal year 2023. First quarter activity in the petroleum vertical was slowed by site scheduling delays resulting from construction product shortages, all unrelated to LSI. The programs will be released in subsequent months during fiscal 2022.

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

“In summary, we continued to build momentum during the first quarter, advancing our market vertical driven strategy, while continuing to deliver consistent growth and profitability. While we expect the operating environment to remain challenged over the near-term, we will continue to be proactive, leveraging our diverse supply chain, maintaining strong cost discipline, and allocating resources toward higher-value vertical markets that position us to achieve both sales growth and margin expansion moving forward.

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	1-877-407-4018
Conference ID:	13723643

Call Replay:	1-844-512-2921
Replay Passcode:	13723643

A replay of the conference call will be available between November 3, 2021 and November 17, 2021. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com.

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company with shares listed on the NASDAQ Stock Market under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

Financial Highlights

	Three Months Ended September 30
(Unaudited)
(In thousands, except per share data)	2021	2020	% Change
Net sales	$106,397	$70,006	52%

Operating income as reported	4,444	2,202	102%

Stock compensation expense	556	505
Restructuring costs	-	3

Operating income as adjusted	$5,000	$2,710	85%

Net income as reported	$3,133	$1,990	57%

Net income as adjusted	$3,540	$2,075	71%

Earnings per share (diluted) as reported	$0.11	$0.07	57%

Earnings per share (diluted) as adjusted	$0.13	$0.08	63%

	(amounts in thousands)
	September 30,	June 30,
	2021	2021
Working capital	$67,110	$54,113
Total assets	$299,588	$286,821
Long-term debt	$74,700	$68,178
Other long-term liabilities	$15,713	$16,578
Shareholders' equity	$135,373	$131,170

Three Months Ended September 30, 2021 Results

Net sales for the three months ended September 30, 2021 were $106.4 million, up 52% from the three months ended September 30, 2020 net sales of $70.0 million. Lighting Segment net sales of $51.3 million increased 13% and Display Solutions Segment net sales of $55.1 million increased 124% from last year’s first quarter net sales. Net income for the three months ended September 30, 2021 was $3.1 million, or $0.11 per share, compared to $2.0 million or $0.07 per share for the three months ended September 30, 2020. Earnings per share represents diluted earnings per share.

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

Balance Sheet

The balance sheet at September 30, 2021 included current assets of $140.9 million, current liabilities of $73.8 million and working capital of $67.1 million, which includes cash of $2.6 million. The current ratio was 1.9 to 1. The balance sheet also included shareholders’ equity of $135.4 million and long-term debt of $74.7 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the first quarter of fiscal 2022, payable November 23, 2021 to shareholders of record as of the close of business on November 15, 2021. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three months ended September 30, 2021 and 2020. Operating income, net income and earnings per share, which exclude the impact of stock compensation expense and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Free Cash Flow and Organic Net Sales. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow and Organic Net Sales.

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

	Three Months Ended
	September 30
(In thousands, except per share data)	2021		2020
		Diluted		Diluted
Reconciliation of net income to adjusted net income		EPS		EPS
Net income as reported	$3,133	$0.11	$1,990	$0.07

Stock compensation expense	407	0.02	380	0.01

Restructuring costs	-	-	2	-

Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	-	-	(297)	(0.01)

Net income adjusted	$3,540	$0.13	$2,075	$0.08

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

(Unaudited; In thousands)	Three Months Ended September 30
EBITDA and Adjusted EBITDA
	2021	2020	% Change
Operating Income as reported	$4,444	$2,202	102%

Depreciation and amortization	2,563	2,033
EBITDA	$7,007	$4,235	65%

Stock compensation expense	556	505
Restructuring costs	-	3
Adjusted EBITDA	$7,563	$4,743	59%

(Unaudited; In thousands)	Three Months Ended September 30
Free Cash Flow
	2021	2020	% Change
Cash flow from operations	$(7,889)	$7,639	NM

Capital expenditures	(297)	(405)
Free cash flow	$(8,186)	$7,234	NM

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

(Unaudited; In thousands)	Three Months Ended September 30
Reconciliation of net sales to organic net sales
	2021	2020	% Change
Lighting Segment	$51,260	$45,405	12.9%
Display Solutions Segment	$55,137	$24,601	124.1%
Total Net Sales	$106,397	$70,006	52.0%
Less:
JSI	23,347	-
Total Organic Net Sales	$83,050	$70,006	18.6%

	Three Months Ended September 30
	2021	2020	% Change
Display Solutions Segment	$55,137	$24,601	124.1%
Less:
JSI	23,347	-
Total Display Solutions Segment Organic Net Sales	$31,790	$24,601	29.2%

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

Condensed Consolidated Statement of Operations

(Unaudited)	Three Months Ended September 30
(In thousands, except per share data)	2021	2020
Net sales	$106,397	$70,006

Cost of products sold	81,887	51,731
Restructuring costs	-	3

Gross profit	24,510	18,272

Selling and administrative costs	20,066	16,070

Operating Income	4,444	2,202

Other (income) expense	79	(105)
Interest expense, net	234	57

Income before taxes	4,131	2,250

Income tax	998	260

Net income	$3,133	$1,990

Weighted Average Common Shares Outstanding
Basic	26,996	26,520
Diluted	27,743	26,968

Earnings Per Share
Basic	$0.12	$0.08
Diluted	$0.11	$0.07

LSI Industries First Quarter Fiscal 2022 Results
November 3, 2021

Condensed Balance Sheet

	(amounts in thousands)
	September 30,	June 30,
	2021	2021
Current assets	$140,912	$125,008
Property, plant and equipment, net	29,456	30,552
Other assets	129,220	131,261
Total assets	$299,588	$286,821

Current maturities of long-term debt	$3,571	$-
Other current liabilities	70,231	70,895
Long-term debt	74,700	68,178
Other long-term liabilities	15,713	16,578
Shareholders' equity	135,373	131,170
	$299,588	$286,821